Exhibit 99.1

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For Immediate Release	Page 1 of 1

CenterPoint Energy appoints new board member

Houston – October 26, 2016 – Today, CenterPoint Energy, Inc.’s (NYSE:CNP) Board of Directors appointed John W. Somerhalder II as a director. Somerhalder is expected to stand for election at the company’s 2017 annual meeting in April 2017. Prior to retiring in 2015 from AGL Resources Inc., a former publicly traded energy services holding company, which was acquired by Southern Company, whose principal business is the distribution of natural gas, he served as chairman, president and chief executive officer. He also served in a number of roles with El Paso Corporation, including as executive vice president. He currently serves as a director of Crestwood Equity GP LLC, the general partner of Crestwood Equity Partners LP.

Somerhalder joins current board members Milton Carroll (executive chairman), Michael P. Johnson, Janiece M. Longoria, Scott J. McLean, Theodore F. Pound, Scott M. Prochazka, Susan O. Rheney, Phillip R. Smith and Peter S. Wareing.

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and competitive natural gas sales and services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. The company also owns a 55.4 percent limited partner interest in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with OGE Energy Corp., which owns, operates and develops natural gas and crude oil infrastructure assets. With more than 7,400 employees, CenterPoint Energy and its predecessor companies have been in business for more than 140 years. For more information, visit the website at www.CenterPointEnergy.com.

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